Exhibit (h)(4)(xi)

AMENDMENT No. 11

to

Transfer Agency and Service Agreement

between

1290 Funds

And DST Asset Manager Solutions, Inc.

This Amendment is entered into as of this 1st day of January, 2023, between DST Asset Manager Solutions, Inc. (the “Transfer Agent”) and Each of the Entities, Individually and not Jointly, as listed on Schedule A (collectively, the “Funds” and individually, the “Fund”).

WHEREAS, the 1290 Funds, on behalf of each of its series as reflected on Schedule A and the Transfer Agent are parties to a Transfer Agency and Services Agreement dated October 29, 2014, as amended (the “Agreement”);

WHEREAS, EQ Advisors Trust, on behalf of each of its series as reflected on Schedule A and the Transfer Agent became parties to the Agreement pursuant to an amendment to the Agreement dated January 24, 2019; and

WHEREAS, in accordance with Section 16.1 (Amendment) of the Agreement, the parties desire to amend the Agreement as set forth herein (hereinafter, “Amendment 11”).

NOW THEREFORE, for good and valuable consideration, the sufficiently of which is hereby acknowledged, and in consideration of the mutual covenants of the parties herein contained, the parties acknowledge and agree as follows:

1.	Amendment.

a.	Section 3.2 Reimbursable Expenses. Section 3.2 is hereby deleted in its entirety and replaced with the following:

“In addition to the fees paid under Section 3.1 above, the Fund agrees to reimburse the Transfer Agent for reasonable reimbursable expenses, including but not limited to: confirmation statements, AML/CIP, escheatment, freight, quarterly statements, postage, long distance telephone calls, records retention, customized programming/enhancements, federal wire fees, bank fees, disaster recovery, hardware at customer’s facility, telecommunications/network configuration (based on an approximate allocation of such expenses across all clients), lost shareholder search/tracking, express delivery services, envelopes, checks, drafts, forms (continuous or otherwise), specially requested reports and statements, counsel fees, computer tapes, and DTCC or National Securities Clearing Corporation (“NSCC”) transaction fees, if applicable, to the extent any of the foregoing are paid by the Transfer Agent and other reasonable expenses incurred at the direction of the Fund or with advance written notice to the Fund.”

b.	Section 3.6 Cost of Living Adjustment. The second to last sentence in Section 3.6 is hereby deleted in its entirety and replaced with the following:

“As used herein, “CPI-W” shall mean the Consumer Price Index for All items in Boston-Cambridge-Newton, MA-NH, all urban consumers, not seasonally adjusted, for Boston-Cambridge-Newton, MA-NH, as published by the United States Department of Labor, Bureau of Labor Statistics.”

c.	Schedule 1.2(f) AML Delegation. Schedule 1.2(f) is hereby deleted in its entirety and replaced with the Schedule 1.2(f) attached hereto.

d.	Schedule 3.1 Fee Schedule. Schedule 3.1 to the Agreement is hereby deleted in its entirety and replaced with the Schedule 3.1 attached hereto effective as of the Effective Date.

2.	All defined terms and definitions in the Agreement shall be the same in this Amendment 11 except as specifically revised by this Amendment 11.

3.	Except as specifically set forth in this Amendment 11, all other terms and conditions of the Agreement shall remain in full force and effect.

4.	This Amendment may be executed in separate counterparts, each of which will be deemed to be an original and all of which, collectively, will be deemed to constitute one and the same Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment 11 to be executed by a duly authorized officer as of the date and year first above written.

1290 FUNDS, ON BEHALF OF ITS SERIES,

INDIVIDUALLY AND NOT JOINTLY,
AS LISTED ON SCHEDULE A, ATTACHED HERETO

By: /s/ Brian Walsh

Name: Brian Walsh

Title: Chief Financial Officer

As an Authorized Officer on behalf of each of the

Entities Individually and not Jointly as listed on

Schedule A

DST ASSET MANAGER SOLUTIONS, INC. By: /s/ Nick Wright Name: Nick Wright Title: Authorized Signatory

EQ ADVISORS TRUST, ON BEHALF OF ITS SERIES, INDIVIDUALLY AND NOT JOINTLY,
AS LISTED ON SCHEDULE A, ATTACHED HERETO

By: /s/ Brian Walsh

Name: Brian Walsh

Title: Chief Financial Officer

As an Authorized Officer on behalf of each of the

Entities Individually and not Jointly as listed on

Schedule A

SCHEDULE 1.2(f)

AML DELEGATION

Dated: December 16, 2022

1.	Delegation.

1.1

In order to assist the Funds with their responsibilities to comply with applicable BSA/AML and Sanctions (collectively “BSA/AML” for purposes of this document) compliance requirements[1] to which the Funds are subject, the Transfer Agent has established and offers certain risk-based processes outlined herein (“AML Services”) that are reasonably designed to: (i) promote the detection and reporting of potential money laundering activities; (ii) assist in the verification of persons opening accounts with the Funds; and (iii) perform sanctions screening to protect the Funds from engaging in prohibited transactions[2] with Specially Designated Nationals (SDNs)[3]. The Funds have reviewed these AML Services as described in the Compliance+ Manual (the “AML Procedures”) and desires to engage the Transfer Agent to provide such AML Services to the Funds consistent with the AML Procedures. Except with respect to the responsibilities delegated to the Transfer Agent hereunder, the Funds remain responsible for their overall AML program (“AML Program”).

1.2

Accordingly, subject to the terms and conditions set forth in the Agreement, the Funds hereby instruct and direct the Transfer Agent to apply, implement and provide the AML Services as described in the AML Procedures on each Fund’s behalf and delegates to the Transfer Agent the AML Services as described in the AML Procedures. Subject to the last two sentences of this Section 1.2, the Transfer Agent may, at any time, and at its sole discretion, modify the AML Services, with or without notice[4] to the Fund. The Funds’ continued use of the AML Services following any such modification constitutes the Funds’ acceptance of the modified services. The Transfer Agent shall provide to the Funds a summary of any change(s) to the AML Services and AML Procedures no less than 30 business days prior to the implementation of such change(s). Such summary shall set forth the facts and circumstances of such change(s).

1.3

The Transfer Agent agrees to provide such AML Services and AML Procedures, with respect to the ownership of Shares in the Funds for which the Transfer Agent maintains the applicable shareholder information, subject to and in accordance with the terms and conditions of the Agreement and the AML Procedures.

2.  Consent to Examination. In connection with the performance by the Transfer Agent of the AML Services and AML Procedures, the Transfer Agent understands and acknowledges that the Funds remain responsible for assuring compliance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) and that the records the Transfer Agent maintains for the Funds relating to the AML Program may be subject, from time to time, to examination and/or inspection by federal regulators in order that the regulators may evaluate such compliance. The Transfer Agent hereby consents to such examination

[1]	Generally the Bank Secrecy Act and USA PATRIOT Act of 2001, as amended
[2]

Prohibited transactions are trade or financial transactions and other dealings in which U.S. persons may not engage unless authorized by OFAC or expressly exempted by statute. Because each sanction program is based on different foreign policy and national security goals, prohibitions may vary between programs.

[3]

As part of its enforcement efforts, OFAC publishes a list of individuals and companies owned or controlled by, or acting for or on behalf of, targeted countries. It also lists individuals, groups, and entities, such as terrorists and narcotics traffickers designated under programs that are not country-specific. Collectively, such individuals and companies are called “Specially Designated Nationals” or “SDNs.” Their assets are blocked and U.S. persons are generally prohibited from dealing with them.

[4]

Modifications deemed administrative, ministerial or immaterial will be reflected in the annual update. Material modifications made by the Transfer Agent to the AML Procedures and AML Services require 30 business days advance written notice.

and/or inspection and agrees to cooperate with such federal examiners in connection with their review. For purposes of such examination and/or inspection, the Transfer Agent will use its best efforts to make available, during normal business hours and on reasonable notice all required records and information for review by such examiners.

3.	Limitation on Delegation.

2.1

The Funds acknowledge and agree that in accepting the delegation hereunder, the Transfer Agent is agreeing to provide and perform only the AML Services set forth herein and in the AML Procedures, as may be amended from time to time, and is not undertaking and shall not be responsible for any other aspect of the Funds’ requirement to comply with applicable BSA/AML rules or for any other matters that have not been delegated hereunder. Additionally, the parties acknowledge and agree that the Transfer Agent shall only be responsible for providing and performing the AML Services pursuant to the AML Procedures with respect to the ownership of, and transactions in, Shares in the Funds for which the Transfer Agent maintains the applicable Shareholder information.

3.	AML Services[5]

3.1

Consistent with the Transfer Agency services provided and with respect to the ownership of Shares in the Funds for which the Transfer Agent maintains the applicable Shareholder information, and as described in the AML Procedures, DST shall provide the following denoted AML Services:

SERVICE	Performed (X)
Customer Identification Program Services including Beneficial Ownership -USA PATRIOT Act (USAPA) Section 326	X
Special Measures Imposed by the Secretary of the Treasury Processing – USAPA Section 311	X
Suspicious Activity Monitoring (Transaction Monitoring) - USAPA Section 356	X
Recordkeeping obligations imposed by AML/BSA; OFAC	X
Sanctions Program Screening (OFAC; OSFI; EU;FATF)	X
Mandatory Information Sharing with Law Enforcement - USAPA Section 314(a)	X
Due Diligence for Correspondent Accounts - USAPA Section 312	X
Enhanced Due Diligence for Certain Foreign Bank Correspondent Accounts - USAPA Section 312	X
Suspicious Activity Report (“SAR”) Preparation & Filing[6] and [7]	X
PEP Screening	X

[5]

The persons, account holders, accounts and transaction activity subject to review may be subject to certain standard exclusions as set forth in written procedures provided to the Funds and, subject to Section 1.2, that may be modified from time to time.

[6]

Reporting of known or suspected violations of law or suspicious activity observed by financial institutions related to criminal behavior, such as money laundering, fraud, the financing of terrorism, etc.

[7]

Promptly following the filing of each SAR, the Transfer Agent shall send to Funds (or their designee) at certain email addresses provided from time to time by the Funds, a copy of the SAR and evidence of filing; material in support of the SAR is available upon request.

SCHEDULE A

August 19, 2022

Fund	Type of Entity	Jurisdiction
1290 Funds	Statutory Trust	Delaware

1290 Diversified Bond Fund

1290 Essex Small Cap Growth Fund

1290 GAMCO Small/Mid Cap Value Fund

1290 High Yield Bond Fund

1290 Loomis Sayles Multi-Asset Income Fund

1290 Multi-Alternative Strategies Fund

1290 Retirement 2020 Fund

1290 Retirement 2025 Fund

1290 Retirement 2030 Fund

1290 Retirement 2035 Fund

1290 Retirement 2040 Fund

1290 Retirement 2045 Fund

1290 Retirement 2050 Fund

1290 Retirement 2055 Fund

1290 Retirement 2060 Fund

1290 SmartBeta Equity Fund

EQ Advisors Trust	Statutory Trust	Delaware

1290 VT Convertible Securities Portfolio, Class IB

1290 V GAMCO Small Company Value Portfolio, Class IB

1290 VT Micro Cap Portfolio, Class IB

1290 VT Smart Beta Equity ESG Portfolio, Class IB

1290 VT Socially Responsible Portfolio, Class IB

SCHEDULE 3.1

FEES AND EXPENSES

1290 FUNDS FEE SCHEDULE

Effective January 1, 2023 through December 31, 2028

General: Fees are billable on a monthly basis at the rate of 1/12 of the annual fee. The monthly fee for an open account shall be charged in the month during which an account is opened through the month in which such account is closed. The monthly fee for a closed account shall be charged in the month following the month during which such account is closed and shall continue until such account is purged from the system. Account service fees are the higher of: open account charges plus closed account charges or the fund minimum.

I. Annual Account Service Fees:

Direct Account Fee	$16.60 per acct per year
Networked Account Fee	$7.18 per acct per year

Closed Account Fee	$1.98 per acct per year

II. Base Fees:

Complex Base Fee[8]	$159,580 per year

CUSIP Base Fee (0-12)	Included
CUSIP Base Fee (13 and Greater)	$11,046 per CUSIP per year

Target Date Fund & EQAT Base Fee	$10,000 per CUSIP per year

III. Optional Services[9]:

Omnibus Transparency
Accountlet Fees[10]
Tier 1 (0.00 – 500,000.00)	$0.36 per accountlet per year
Tier 2 (500,000.01- 2,000,000.00)	$0.00 per accountlet per year
Tier 3 (2,000,000.01- and greater)	$0.12 per accountlet per year

(Note: An accountlet is the underlying sub-position on a Financial Intermediary’s systems for an omnibus account.)

Short Term Trader
90 Days or less	$0.06 per acct per year
91 – 180 Days	$0.12 per acct per year
181 – 270 Days	$0.18 per acct per year
271 – 366 Days	$0.24 per acct per year
367 Days – 2 Years	$0.36 per acct per year

[8]	Includes PowerSelect, FAN Web, Audio Response – Speech Recognition, and Audio Response Touch Tone.
[9]

DST requires 120 days’ notice to begin providing Optional Services, which time period may be reduced upon mutual agreement. DST requires 120 days’ notice to cease supporting and billing for Optional Services. The Fund will be billed for Optional Services ended prior to the 120 days at the average monthly amount for that function from the prior six months invoices multiplied by the number of months or partial months to the full 120 day period.

[10]	Administrative Service fee for accountlet fees shall not exceed $60,000.

Manual Fed Wires	$15.00 per item
Additional Fed Wires	$3.00 per item

Purged History	$0.00023 per line per year

Cost Basis	$2.50 per transaction

On Request Reporting	$60.00 per request

Retirement Fee	$10.00 per SSN

Automated Work Distributor (AWD)
License and Remote Processing Fees	$5,200 per Workstation

Blue Sky Administration
State Registration Filings	The greater of $75.00 per
State Permit Annually, or
$7,500 per Fund

Ongoing Sales Feed Set-Up

One-time complex fee for establishing
Additional transfer agency/broker sales
Feed post conversion	$1,000.00 per Data Feed

Annual fee per direct broker/dealer
Sales fee	$500.00 per Broker Feed

Per Investigation Fee
First 50 per month	Included in Base Fee
Greater than 50	$12.00 per Investigation

FIA
Fund Companies with 1=99 active financial intermediaries (FIs with assets)
Include up to 10 user IDs	$85,000.00/Year
Additional User ID’s	$1,500.00/User/Year

Fund Companies with 100 or more active financial intermediaries (FIs with assets)
Include up to 25 Transfer IDs	$150,000.00/Yea
Additional User ID’s	$1,500.00/User/Year

Intermediary Payments Administration
Full Service Model

Fund Companies with 1-74 invoices per month	$125,000.00/year
Fund Companies with 75-149 invoices per month	$200,000.00/year
Fund Companies with 150 or more invoices per month	$250,000.00/year

Optional Reviews
Report Fee	$6,000.00/report

IV. Compliance Fees

Anti-Money Laundering Fees
Open Accounts - Non Level 3	$0.40 per account per year
Open Accounts - Level 3	$0.25 per account per year

Compliance Plus	$0.75 per acct per year

Regulatory Compliance
Per CUSIP	$100.00 per CUSIP per year
Foreign Accounts	$0.25 per account per year

Tax Reporting
First Report per CUSIP	$200 per report
Second Report per CUSIP	$150 per report
Non-Standard per Form	$50 per form
Maximum per Management Company	$175,000

V. Programming/Implementation Fees:

Computer/Technical Personnel (2022 Standard Rates):
Business Analyst / Tester / Other:	$150.00 per hour
COBOL / Workstation Programmer:	$200.00 per hour
Web Developer:	$250.00 per hour

Full Service Staff Support:	$100.00 per hour

Notes to Above Fees:

1)

After the first year of the Initial Term, the total fee for all services for each succeeding year shall equal the fee that would be charged for the same services based on the fee rate increased by the percentage increase for the twelve-month period of such previous calendar year of the CPI-W, or, in the event that publication of such Index is terminates, any successor or substitute index, appropriately adjusted, acceptable to both parties.